Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the use, in the Registration Statement on Form SB-2 (File No. 138293), of our report dated March 31, 2007, relating to the financial statements of Triton Distribution Systems, Inc. as of December 31, 2006 and for the period from inception (January 10, 2006) to December 31, 2006. We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities and Exchange Commission.

Moore Stephens Wurth Frazier and Torbet, LLP
/s/ Moore Stephens Wurth Frazier and Torbet, LLP Moore Stephens Wurth Frazier and Torbet, LLP Certified Public Accountants

Walnut, California
July 23, 2007